CODE OF ETHICS
                                       OF
                         SIRACH CAPITAL MANAGEMENT, INC.

PREAMBLE

This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 (the "Rule") adopted by the United States Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act"), and Sections 204A and 206 of the Investment Advisers Act of 1940 (the "Advisers Act"), specifically Rule 204-2 there under, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of advisory representatives (defined below). Rule 17j-1 of the Investment Company Act and Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of Sirach Capital Management, Inc. (the "Firm") in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Fund managed by the Firm:

     1. To employ a device, scheme or artifice to defraud a Portfolio, a Fund, any client or prospective client;

     2. To make to a Portfolio, a Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Fund, any client or prospective client; or

     4. Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply to any transaction with a customer of a bank broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction; or

     5. To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code.

The Board of Directors of the Firm adopts this Code of Ethics. This Code is based upon the principle that the directors and officers of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Officer of the Firm to report violations of this Code of Ethics to the Firm's Board of Directors and to the Board of Directors of any Fund advised or subadvised by the Firm.


POLICY STATEMENT ON INSIDER TRADING

The Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the Compliance Officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1. Trading by an insider, while in possession of material nonpublic information, or


     2. Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or


     3.   Communicating material nonpublic information to others.


The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

         ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?


If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

         i.   Report the matter immediately to the Firm's Compliance Officer.


         ii. Do not purchase or sell the securities on behalf of yourself or others.


         iii. Do not communicate the information inside or outside the Firm, other than to the Firm's Compliance Officer.


         iv. After the Firm's Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.


Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Firm's Compliance Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading. The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

         To prevent insider trading, the Firm will:

         i. Provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and


         ii. When it has been determined that an officer, director or employee of the Firm has material nonpublic information,

              1. Implement measures to prevent dissemination of such information, and

              2. If necessary, restrict officers, directors and employees from trading the securities.

         To   detect insider trading, the Compliance Officer will:

         i. Review the trading activity reports filed by each officer, director and employee, and


         ii.  Review the trading activity of accounts managed by the Firm.


A.   DEFINITIONS

   1. "Access Person" means any director, officer, general partner or advisory representative of the Firm.

   2. "Advisory Representative means any employee, who in connection with his or her regular functions or duties, normally makes, participates in, or otherwise obtains current information regarding the purchase or sale of a security by the Firm, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Firm who obtains information concerning recommendations made concerning a purchase or sale of a Security. This definition includes but is not limited to the following: partner, officer, director, "Investment Person", "Portfolio Manager" and any other employee of the Adviser designated as an "Advisory Representative" from time to time by the Compliance Officer.

   3. "Non-Advisory Representative" means any individual who has no contact with information regarding the purchases or sales of Securities made by the Firm in his or her regular functions or duties. However, such individuals are subject to the Preamble and Policy Statement on Insider Trading contained in this Code.

   4. "Affiliated Company" means a company which is an affiliated person, as defined in the 1940 Act.

   5. "Affiliated Person" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

   6. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

   7. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

   8. "Disclosable Transaction" means any transaction in a security pursuant to which an access person would have a beneficial ownership.

   9. "Firm" means the investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.

   10. "Fund" means any investment vehicle registered under the Investment Company Act of 1940 for which the Firm acts as manager, adviser or sub-adviser.

   11. "Non-interested" Director means a director or trustee who is not an interested person.

   12. "Interested Person" of another person, when used with respect to a Fund, means (i) any affiliated person of the Fund; (ii) any member of the immediate family of any natural person who is an affiliated person of the Fund; (iii) any interested person of any investment adviser of or principal underwriter for the Fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Fund has acted as legal counsel for the Fund; (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer; or (vi) any natural person whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of the Fund, a material business or professional relationship with the Fund or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company, provided, that no person shall be deemed to be an interested person of an investment company solely by reason of (a) his being a member of its Board of Directors or advisory board or an owner of its securities, or (b) his membership in the immediate family of any person specified in clause (a) of this provision.

   13. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

   14. "Investment Personnel" means (a) any Portfolio Manager of the Firm; (b) any employee of the Firm (or of any company in a control relationship to a Fund or the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm, including securities analysts and traders; or (c) any person who controls a Fund or the Firm and who obtains information concerning recommendations made to any Fund or Portfolio regarding the purchase or sale of securities by the Fund or Portfolio.

   15. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or Rules 504, 505 or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.

   16.  "Person" means a natural person or a company.

   17. "Portfolio" means any account, trust or other investment vehicle (except "Fund") over which the Firm has investment management discretion.

   18. "Portfolio Manager" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the Portfolios or Funds managed by the Firm.

   19. "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

   20. "Security Held or to be Acquired" means (i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or
        (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.

   21. "Security" shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the 1940 Investment Company Act. Further, for purposes of this Code, "Security" shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

        "Security" shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, commercial paper and shares of money market funds that limit their investments to the exempted securities enumerated above. Also excluded from the definition are any un-affiliated registered open-end investment companies (e.g. open-end mutual funds). Any question as to whether a particular investment constitutes a "Security" should be referred to the Compliance Officer of the Firm.

B. PROHIBITED TRANSACTIONS

No access person or advisory representative shall engage in any act, practice or course of conduct, that would violate the provisions of Rule 17j-1 of the Investment Company Act or Section 206 of the Investment Advisers Act as set forth above.

1. Access Persons

         Except as provided in Section C below, no access person shall:

         (a) Purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

              (1) Is being considered for purchase or sale by any Portfolio or Fund managed by the Firm, or

              (2) Is being purchased or sold by any Portfolio or Fund managed by the Firm; or

         (b) Disclose to other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by the Firm.

2. Investment Personnel

    In addition to the prohibitions listed in Section B(1) above, no investment personnel shall engage in any of the following:

    (a) Accept any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, "de minimus" shall be considered to be the annual receipt of gifts from the same source valued at $500 or less per individual recipient, when the gifts are in relation to the Firm's business.

    (b) Acquire a beneficial interest in any private placements without prior written approval of the compliance officer of the Firm, or other officer designated by the Board of Directors. The compliance officer must maintain a record of any decision, and the reasons supporting the decision, to approve the investment personnel's acquisition of a private placement for at least five years after the end of the fiscal year in which the approval was granted.

         Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in the Fund's or Portfolio's subsequent consideration of an investment in that issuer. In such circumstances, a Fund's or portfolio's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

    (c) Acquire a beneficial interest in any securities in an initial public offering ("IPO").

         Exception: The compliance officer of the firm may allow an exception to this policy if the following conditions are met.

         (1) The issuer of the IPO employs either the spouse or other household member of the investment personnel, or

         (2) The issuer of the IPO is owned by a relative or household member of the investment personnel.

         Any person authorized to purchase securities in an IPO shall disclose that investment when they play a part in the Fund or Portfolio's subsequent consideration of an investment in that issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

         Determinations as to the permissibility of this type of investment shall be made on a case-by-case basis by the compliance officer of the firm considering the totality of the circumstances. The respective compliance officer must maintain a record of any decision, and the reasons supporting the decision, to approve the investment personnel's acquisition of a private placement for at least five years after the end of the fiscal year in which the approval was granted.

    (d) Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.

         Exception: The compliance officer of the Firm may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See Pre-Clearance Procedures on page 10 below]. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Fund's portfolios. The respective compliance officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The compliance officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by the portfolio of the Fund that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by the portfolio of the Fund that serves as the basis of the individual's "investment personnel" status, and are not economically related to such securities.

    (e) Serve on the Board of Directors of any publicly traded company without prior authorization of the compliance officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from making decisions about trading in that company's securities.

3. Portfolio Managers

   In addition to the prohibitions listed in Sections B(1) and (2) above, no portfolio manager shall:

    (a) Buy or sell a security within two (2) calendar days before or two (2) calendar days after any portfolio of the Firm trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

C. EXEMPTED TRANSACTIONS

   Transactions described in Sections B(1), B(2)(d) and B(3) above, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-1 and Section 206 of the Investment Company Act, may be permitted within the discretion of the compliance officer of the Firm on a case-by-case basis. Such exempted transactions may include:

   1. Purchases or sales of securities which are not eligible for purchase by a Fund or Portfolio and which are not related economically to securities purchased, sold or held by the Fund or a Portfolio.

   2. Securities of companies with a market capitalization in excess of $1 billion.

   3. Purchases or sales of a de minimus amount of securities. A de minimus amount of securities shall be defined in this section of the Code of Ethics as:

      (a) Up to an aggregate $25,000 principal amount of a fixed income security within any three-consecutive month period;

      (b) Up to an aggregate 100 shares of an equity security within any three-consecutive month period; or

      (c) Any amount of securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 1,000 shares or fewer and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

4. Securities which the access person, Fund and/or Portfolio has no influence or control, including:

      (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

      (b) Purchases or sales that are non-volitional on the part of either the access person or the Fund and/or Portfolio;

      (c) Purchases that are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase); and

      (d) Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

5. Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies.

D. COMPLIANCE PROCEDURES

     With respect to the pre-clearance and reporting requirements contained herein, access persons shall pre-clear through and report to the compliance officer of the Firm.

     1.  Pre-Clearance Procedures

         All access persons must receive prior written approval from the Firm's Compliance Officer. If the Compliance Officer is unavailable, a person appointed by the compliance officer in the equity investment center may approve the trade. Approval must be granted the day of the trade, prior to purchasing or selling a security. Written approval is not complete until the employee enters the trade in the pre-clearance book and the compliance officer initials that the trade has been approved. Pre-clearance approval will expire at the close of business the day the approval was granted. If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade. In addition, if an access person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclose such information to the appropriate compliance officer prior to executing the pre-cleared transaction.

         All employee trades will be reviewed on a quarterly basis by the compliance department. If an employee has violated any of the personal trading policies or procedures during the quarter the compliance committee will be notified and a written memo detailing each violation will be given to the employee and put in their personal trading file. A written memo will be issued to the employee whether exempt or non-exempt, for the first offense. A second offense will result in a written memo and a $50 fine for an exempt employee or a $500 fine for a non-exempt employee. A third offense will result in a written memo and a $100 fine for an exempt employee and a $1,000 fine for a non-exempt employee. Each offense includes the total number of violations for the entire quarter. In order to clear the employees record of all offenses, the employee must have no violations for twelve consecutive months from the date of the last violation.

         If the Compliance Officer believes the violations of an employee are excessive and/or blatant, the Board of Directors may at this time, or for any other reason, impose additional sanctions as they deem appropriate, including among other things, a letter of censure or suspension or termination of the employment of the violator.

         All fines collected will go to the Sirach Foundation.

         Access persons are excluded from pre-clearing securities purchased, sold or acquired in the following transactions:

         (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

         (b) Purchases or sales which are non-volitional on the part of either the access person or a Fund or Portfolio.

         (c) Purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase).

         (d) Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (e) Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosable transactions.

     2.  Disclosure of Personal Holdings

         All access persons shall disclose to the compliance officer:

         (a) All personal securities holdings (including securities acquired before the person became an access person) within ten (10) days upon the later of commencement of employment or adoption of this Code of Ethics; and

         (b) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person must also be reported.

         Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosable transactions.

         The compliance officer of the Firm will require access persons to provide duplicate copies of confirmation of each disclosable transaction in the accounts and account statements.

         In addition to reporting securities holdings, every access person shall certify in their initial report that:

              (a) They have received, read and understand the Code of Ethics and recognize that they are subject thereto; and

              (b) They have no knowledge of the existence of any personal conflict of interest relationship that may involve a Fund or Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or a Portfolio.

         This initial report shall be made on the Initial Report of Access Person Form and shall be delivered to the compliance officer of the Firm.

3.       Quarterly Reporting Requirements

         All access persons shall disclose to the Firm's compliance officer all personal securities transactions conducted during the period as of the calendar quarter ended within ten (10) days after quarter end. Transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosable transactions.

         In addition to reporting securities holdings, every access person shall disclose quarterly the:

                (a) Date of the transaction, title of the security, interest rate and maturity date (if applicable), trade date, number of shares, and principal amount of each security involved;

                (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                (c) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                (d) The date the report is submitted to the compliance officer.

         In addition, with respect to any account established by an access person in which any securities were held during the quarter for the direct or indirect benefit of the access person, the access person must provide:

                (a) The name of the broker, dealer or bank with whom the access person established the account;

                (b) The date the account was established; and

                (c) The date the report is submitted by the access person.

         This quarterly report shall be made on the Securities Transactions for the Calendar Quarter Ended Form and shall be delivered to the compliance officer of the Firm. In lieu of manually filling out all of the information required by the form, access persons may use the pre-clearance form that was completed throughout the quarter to list the details on each trade that is required to be reported and then check the box on the form that says all the information is listed on the pre-clearance form and then sign the form.

    4.   Annual Certification of Compliance with Code of Ethics

         All access persons shall disclose to the compliance officer of the Firm all personal securities holdings as of the calendar year ended within thirty (30) days after year-end. Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies are not disclosable holdings.

         In addition to reporting securities holdings, every access person shall certify annually that:

                (a) They have read and understand the Code of Ethics and
                    recognize that they are subject thereto;

                (b) They have complied with the requirements of the Code of
                    Ethics; and that they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

                (c) They have not disclosed pending "buy" or "sell" orders for a
                    Portfolio or Fund to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

                (d) They have no knowledge of the existence of any personal conflict of interest relationship which may involve any Portfolio or Fund, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or Portfolio.

         This annual report shall be made on the Annual Report of Access Person Form and shall be delivered to the compliance officer of the Firm.


     5.  General Reporting Requirements

         The compliance officer of the Firm shall notify each access person that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person when they become an access person, or upon request.

         Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Directors of the Firm and the Fund, counsel and/or regulatory authorities upon appropriate request.

     6.  Excessive Trading

         The Firm understands that it is appropriate for access persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the compliance officer of the Firm or senior management at the Firm), may compromise the best interests of any Funds or Portfolios if such excessive trading is conducted during work-time or using Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the compliance officer of the Firm.

     7.  Conflict of Interest

         Every access person, shall notify the compliance officer of the Firm of any personal conflict of interest relationship which may involve a Fund or Portfolio, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Fund. The Firm's compliance officer shall notify the compliance officer of a Fund of any personal conflict of interest relationship which may involve the Fund. Such notification shall occur in the pre-clearance process.

E.   REPORTING OF VIOLATIONS TO THE BOARD OF DIRECTORS

     The compliance officer of the Firm shall report quarterly all apparent violations of this Code of Ethics and the reporting requirements thereunder to the Compliance Committee and Board of Directors.

F.   ANNUAL REPORTING TO THE BOARD OF DIRECTORS

     The compliance officer of the Firm shall prepare an annual report relating to this Code of Ethics to the Board of Directors of the Firm and the Funds. Such annual report shall:

         (a) Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

         (b) Identify any violations requiring significant remedial action during the past year; and

         (c) Identify any recommended changes in the existing restrictions or procedures based upon the Firm's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

         (d) State that the Firm had adopted procedures reasonably necessary to prevent access persons from violating the Code.

G.   SANCTIONS

     Upon discovering a violation of this Code, the Board of Directors of the Firm may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

H.   RETENTION OF RECORDS

     The Firm shall maintain the following records as required under Rule 17j-1:

         (a) A copy of any Code of Ethics in effect within the most recent five years;

         (b) A list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the compliance officer of the Firm;

         (c) A copy of each report made by an access person hereunder and submitted to the Firm's compliance officer for a period of five years from the end of the fiscal year in which it was made;

         (d) Each memorandum made by the compliance officer of the Firm hereunder, for a period of five years from the end of the fiscal year in which it was made;

         (e) A record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred; and

         (f) A copy of every report provided to the Firm's Board of Directors or a Fund's compliance officer which describes any issues arising under the Code of Ethics and certifies that the Firm has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.


         Effective:  August 16, 2000
         Amended 01/15/2003
         Amended 03/16/2004

  d                                     19